DRILLING AGREEMENT

THIS DRILLING AGREEMENT, made and entered into this 1st day of January 2007 by and between Golden Odyssey Exploration Inc., Piedmont Mining Company, Inc., Bravo Alaska, Inc., and Rio Fortuna Exploration (US) Inc. (hereinafter designated "COMPANY"), and Drift Exploration Drilling, Inc. (hereinafter designated "CONTRACTOR"):

WITNESSETH:

WHEREAS, COMPANY desires to have certain drilling services performed with relation to the properties described in EXHIBIT "A", attached hereto and by this reference made a part hereof (hereinafter designated the "PROPERTIES"); and

WHEREAS, CONTRACTOR represents that it has the necessary equipment, personnel and experience to perform such drilling services and is willing to perform such services on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, and other good and valuable consideration, it is understood and agreed by and between the parties hereto as follows:

I.

CONTRACTOR hereby covenants and agrees:

A.          To conduct such drilling as shall be designated by the authorized representatives of COMPANY upon the PROPERTIES. Such drilling shall meet the specifications set forth in EXHIBIT "B", attached hereto and by this reference made a part hereof, and consist of one or more holes which shall be drilled to the depth or depths which are designated by the authorized representatives of the COMPANY. The services to be performed by CONTRACTOR and the items to be furnished by CONTRACTOR pursuant hereto are hereinafter collectively designated as the "WORK".

B.           To supply supervision and crews possessing the experience and expertise necessary to complete the WORK, together with facilities for transporting said personnel to and from the site of the WORK.

C.           To furnish at the drilling site, at CONTRACTOR's sole expense, for use in WORK hereunder, drill(s) of suitable size and capacity, together will all necessary equipment and supplies and all other accessory and auxiliary equipment, material and supplies necessary to accomplish the WORK as described in EXHIBIT "B"

D.           To haul water needed for drilling to the drill site.

E.           To furnish daily drill reports to the authorized representatives of the COMPANY with regard to hours spent in drilling and other activities, the upper and lower footage of each run, amounts and type of drilling fluid, additives and grouts consumed, and other details of the WORK.

F.           To preserve, identify and deliver to the authorized representatives of the COMPANY such cuttings from rotary drill holes as may be requested by COMPANY.

G.          To provide trash disposal and maintain clean drill sites, and upon completion of WORK hereunder, to plug and abandon each drill hole as requested by COMPANY and in accordance with applicable law or regulation, and to remove its equipment and restore each drill site as nearly as possible to its condition before it was occupied by CONTRACTOR's drill rig.

H.          To perform all WORK herein provided in a good and workmanlike manner meeting standards acceptable to COMPANY.

I.            To indemnify and save harmless COMPANY, its officers, agents and employees, against any and all liability, loss or damage of every kind and nature, including attorney's fees, arising from any act by, omission of, or negligence of CONTRACTOR or its subcontractors, or the officers, agents or employees of either, while engaged in the performance of this Drilling Agreement or while on or about the PROPERTIES, or arising from any debt, expense or claim incurred by the CONTRACTOR or its subcontractors or the officers, agents or employees of either.

J.            To secure and maintain at all times during which CONTRACTOR is performing WORK hereunder, commercial general liability insurance, with policy limits for Bodily Injury and Property Damage not less than $1,000,000.00 per occurrence, covering the performance of WORK hereunder and all operations conducted by or on behalf of CONTRACTOR. Such policy shall be issued by a company or companies acceptable to COMPANY.

Prior to commencement of the WORK hereunder, CONTRACTOR shall furnish to COMPANY certificates of the issuing insurance company or companies, evidencing that the above-referenced commercial general liability insurance is in force and effect, naming Company as an additional insured, and agreeing that said insurance will not be cancelled or modified without having given at least thirty (30) days advance written notice to COMPANY. All of the CONTRACTOR's policies hereunder shall be endorsed to provide a waiver of subrogation on behalf of COMPANY.

K.          To secure and maintain, at all times during the course of WORK, workmen's compensation and occupational disease and disability insurance, sufficient to comply with the requirements of the state in which the PROPERTIES are situated, covering all employees of CONTRACTOR and any subcontractor engaged in WORK, and to furnish COMPANY with written evidence that said insurance is in force prior to commencement of WORK.

L.           To pay any and all taxes and make any deductions required by the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, and any other laws relating to employment security for which CONTRACTOR or any subcontractor may become obligated.

M.         Not to show, sell, or otherwise reveal any information or data assembled or obtained from, or results of, the WORK to any party other than COMPANY and to exercise the utmost diligence in preventing any party other than COMPANY from gaining access to any such data, information or results. The provisions of this Section I.M. shall be deemed a continuing obligation and shall survive the completion of WORK and termination of this Drilling Agreement.

N.          To hold harmless and fully indemnify COMPANY from and against any and all claims, demands, or causes of action for damages or otherwise, whether actual or alleged, based upon alleged infringement or use of any patent or invention as a consequence of conducting any aspect of the WORK.

O.          To permit COMPANY to have its representative or representatives present on location during the performance of WORK, to permit such representative or representatives to inspect the WORK, and to keep COMPANY advised and fully informed at all times as to the progress of WORK, and the results currently obtained during the course of said WORK.

P.           That COMPANY may, by notifying the CONTRACTOR in writing, refuse any person (including, but not limited to, any employee of CONTRACTOR or of any subcontractor) admission to the drill site and to the property of COMPANY upon which the drill site is situated. If COMPANY so notifies CONTRACTOR, CONTRACTOR will not permit the persons named in the notice on the drill site or on the drill rigs of CONTRACTOR while on the property of COMPANY. In addition, CONTRACTOR will use CONTRACTOR's best efforts to exclude persons named in the notice from the property of COMPANY on which the drill site and/or the drilling rig is situated.

Q.          To commence WORK hereunder on the date specified in EXHIBIT “B” and diligently pursue such WORK to completion, according to the schedule set forth in EXHIBIT "B" hereto.

R.           To comply with all federal, state and local laws, rules and regulations applicable to the WORK, including but not limited to, laws, rules and regulations of the Mine Safety and Health Administration and Occupational Safety and Health Administration, those laws relating to equal employment opportunity, affirmative action programs and employment discrimination and those applicable to drill-hole plugging and abandonment.

S.           CONTRACTOR shall, before commencement of WORK hereunder, obtain and furnish to COMPANY a Mine Safety and Health Administration identification number.

T.           To follow good environmental practices in connection with performance of the WORK, and to contain and prevent from escaping any waste oil, drill mud, cuttings, and other residue from WORK performed hereunder, and upon completion of the WORK, to dispose of the same in accordance with applicable environmental requirements.

U.          To comply with all obligations contained in leases, permits, agreements, or other documents relating to the PROPERTIES.

V.          To supply all safety equipment needed to safely operate and protect employees of CONTRACTOR and of any subcontractor, including but not limited to, first-aid equipment, fire equipment and similar items.

W.         Not to permit livestock or wildlife in the area of the PROPERTIES to be exposed to grease or other harmful materials utilized in or resulting from performance of the WORK.

X.          To advise COMPANY promptly of any personnel changes or changes in the work schedule.

Y.           CONTRACTOR shall promptly advise the authorized representatives of COMPANY, by the fastest available means (which ordinarily will be by telephone), of the following:

(i)	Unusual drilling problems; and/or
(ii)	Hazards of any kind.

Z.           Not to put oil or toxic substances in drill mud without prior permission of COMPANY, and to remove any such oil or toxic substances put in drill mud by CONTRACTOR without permission of COMPANY.

AA.       To inspect each drill site, which shall be staked by COMPANY, and advise COMPANY prior to commencement of drilling as to whether the site is acceptable to CONTRACTOR from the standpoint of safety and access.

AB.       If artesian water is encountered in the course of drilling, to notify COMPANY immediately and to divert or control the flow of the water to minimize damages therefrom.

AC.       To accept as full compensation for services rendered hereunder, and all personnel, equipment and materials supplied hereunder, the amounts provided in Section II.A. and to comply with the billing procedure and requirements specified in Section II.A.

AD.       To, at all times, maintain the PROPERTIES free and clear of any and all liens, claims or encumbrances of any description whatsoever, or any possibility thereof, arising out of material or labor furnished by or to CONTRACTOR or any subcontractor in connection with the WORK or in any way arising by reason of acts, omissions or negligence of the CONTRACTOR or any subcontractor, and CONTRACTOR agrees that no such claim or lien shall be filed against the PROPERTIES or the COMPANY. CONTRACTOR specifically waives any right CONTRACTOR may have under the lien laws of the state in which the PROPERTIES are situated, on behalf of CONTRACTOR or any subcontractors, or other persons whatsoever, as a result of labor or materials furnished in connection with the WORK. CONTRACTOR will, if requested by COMPANY, and prior to payment of any amounts due CONTRACTOR hereunder, deliver to COMPANY full and complete lien waivers from all persons who have, to the date of payment, furnished any labor, material or supplies in connection with the WORK. Such lien waivers shall be in a form acceptable to COMPANY and shall waive any rights the party executing the same has or might have to claim or maintain a lien or liens upon the PROPERTIES or make any claim against COMPANY. Delivery of such lien waivers shall be a condition precedent to such payment being made. CONTRACTOR will, if requested, furnish additional evidence satisfactory to COMPANY, that all payrolls, material bills and other indebtedness connected with the WORK have been paid. If after COMPANY has made payment of all amounts due CONTRACTOR hereunder, any lien or claim is made against the PROPERTIES or COMPANY, which lien or claim arises out of activities of CONTRACTOR hereunder, or any subcontractor or person employed by CONTRACTOR, CONTRACTOR will reimburse COMPANY for all amounts that COMPANY may be required to pay in discharge of such lien or claims.

AE.        CONTRACTOR agrees to preserve all records, books, maps, plans, drawings, receipts, vouchers, and other documents relating to performance of WORK hereunder for a period of two (2) years following termination of WORK hereunder and CONTRACTOR agrees that the authorized representatives of COMPANY shall have the right, at reasonable times and places during said two-year period, to examine, copy and audit said records. All of the above provided by COMPANY shall be considered property of COMPANY and shall be returned to COMPANY upon its request.

AF.        To provide at the site where any of the WORK is being performed and use the same as circumstances require, adequate equipment in good operating condition to prevent the starting and spreading of any fire from the performance of the WORK which would pose a hazard to persons, property or the environment. Such equipment shall include, but not be limited to, the following:

Fire extinguishers
Shovels
Axes
Bucket

II.

COMPANY hereby covenants and agrees:

A.          To guarantee the CONTRACTOR 12 months (one year) of WORK, as described in Exhibit “B” commencing January 1, 2007 and ending December 31, 2007, for one MPD 1000 track mounted drill rig or equivalent, and this guarantee will be based on 10 day shifts of 10 hours of drilling per day, followed by 4 days off. Any increase in shifts or number of drill rigs must be agreed to among the parties and will not affect the one year term of the guaranteed WORK.

B.           To pay CONTRACTOR, as full compensation for services rendered hereunder, and all personnel, equipment and materials supplied hereunder, amounts determined in accordance with EXHIBIT "C" attached hereto and by this reference made a part hereof. Amounts due to CONTRACTOR hereunder shall be calculated separately with relation to billing periods, which billing periods shall be the periods which end on the last day of each month. Within five (5) days following the end of the billing period, CONTRACTOR shall prepare and submit to COMPANY a statement setting forth all amounts due to CONTRACTOR with relation to the previous billing period. Such statements shall be in sufficient detail to enable COMPANY to determine the propriety of the charges set forth therein and shall be accompanied by vouchers, paid receipts, or other evidence of amounts paid to third parties for which CONTRACTOR is claiming reimbursement hereunder. COMPANY shall, within thirty (30) days following receipt of each such statement, make payment of amounts due to CONTRACTOR pursuant to said statement.

III.

The parties mutually agree:

A.          The full responsibility for any damage to or destruction of equipment or materials owned or used by CONTRACTOR and any subcontractor during the time the same is being used in performance of WORK shall be borne by CONTRACTOR, and COMPANY shall not be liable to CONTRACTOR or to any other person for any damage to or loss or destruction of said equipment or materials, whether or not said damage, loss or destruction is a result of negligence of COMPANY, its agents or employees.

B.           COMPANY shall have the right, at any time, to terminate performance of further WORK on any specific drill job, upon twenty-four (24) hour written notice to CONTRACTOR, advising that conditions on a specific hole or holes preclude the continuation of WORK on that particular drill job.

C.           COMPANY shall have the right to terminate Drilling Agreement upon providing ten (10) days written notice to CONTRACTOR of a material breach of Drilling Agreement by the CONTRACTOR. Such termination will be per the provisions of Section III.D. CONTRACTOR shall have the right to terminate Drilling Agreement upon providing ten (10) days written notice to COMPANY of a material breach of Drilling Agreement by the COMPANY. Such termination will be per the provisions of Section III.D.

D.           In the event of termination of WORK hereunder pursuant to Section III.B or Section III.C, this Drilling Agreement shall remain in force and effect until the parties have complied with all obligations hereunder, including the obligation to make payment for WORK performed, to and including the date of termination of the WORK, and for any demobilization provided for hereby, whereupon all provisions of this Drilling Agreement, except those intended by their terms to survive termination of the Drilling Agreement, shall cease and terminate.

                E.           For purposes hereof, the authorized representatives of COMPANY shall be deemed to be Lee Lizotte, David Shaddrick, Joseph Kizis, Lewis Gustafson, or such other person or persons as shall be designated by COMPANY to CONTRACTOR in writing.

F.           Any notice or delivery of information herein contemplated to be given to CONTRACTOR shall be sufficient if given in writing by certified or registered mail, or if delivered personally, and any payment herein provided to be paid to CONTRACTOR shall be deemed made when mailed to CONTRACTOR, and in either case, addressed to:

Drift Exploration Drilling, Inc.

P.O. Box 5515

High River, Alberta T1V 1M4

403-652-5530

or to such other address as CONTRACTOR may from time to time designate to COMPANY in writing.

Any notice or delivery of information herein contemplated to be given to COMPANY shall be sufficient if given in writing by certified or registered mail, or if delivered personally, and any invoices herein provided to be delivered to COMPANY, shall be deemed delivered when mailed to COMPANY, and in either case, addressed to:

Golden Odyssey Exploration Inc.	Bravo Alaska, Inc.
121 Woodland Ave., Suite 130	4790 Caughlin Pkwy., #207
Reno, NV 89523	Reno, NV 89509-0907
Attn: Lee N. Lizotte	Attn: Joseph A. Kizis, Jr.
775-787-8400	775-746-3780

Rio Fortuna Exploration (US) Inc.	Piedmont Mining Company, Inc.
4790 Caughlin Pkwy., #207	5320 Cross Creek Lane
Reno, NV 89509	Reno, NV 89511
Attn: Joseph A. Kizis, Jr.	Lewis B. Gustafson
775-746-3780	775-849-2779

or such other address(es) as COMPANY may from time to time designate to CONTRACTOR in writing.

Service of notice by mail shall be deemed effective and complete at the time of posting and mailing thereof, with postage prepaid, and addressed as aforesaid. Personal service of notice shall be deemed effective and complete at the time of delivery thereof to the address indicated.

G.           CONTRACTOR shall, for all purposes of this Drilling Agreement, be deemed to be an independent contractor and nothing in this Drilling Agreement shall be deemed to constitute CONTRACTOR an agent, employee, or legal representative of COMPANY for any purpose whatsoever.

                H.           CONTRACTOR shall not have the right to assign the Drilling Agreement or sublet or subcontract any portion of the WORK to be performed by CONTRACTOR hereunder, without the express written consent of COMPANY.

I.            This Drilling Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

J.            This Drilling Agreement may be amended in order to provide for the CONTRACTOR to perform work for other companies as may be designated by COMPANY and said companies shall be bound by the terms of this Drilling Agreement.

K.          This Drilling Agreement contains the entire agreement by and between COMPANY and CONTRACTOR and no oral agreement, promise, statement or representation not contained herein shall be binding on COMPANY or CONTRACTOR. No amendment or modification of this Drilling Agreement shall become effective unless and until reduced to writing and duly signed and executed by CONTRACTOR and the president of COMPANY or a person designated by him in writing. Authorized representatives of COMPANY have authority only as specifically provided herein.

DATED this day and year first above written.

Golden Odyssey Exploration Inc.	Drift Exploration Drilling, Inc.

By:_______________________	By:_____________________
David R. Shaddrick, President	Donald T. Patterson, President

Bravo Alaska, Inc.	Rio Fortuna Exploration (US) Inc.

By:________________________	By:______________________
Joseph A. Kizis, Jr., President	Joseph A. Kizis, Jr., President

Piedmont Mining Company, Inc.

By:________________________

Lewis B. Gustafson, Vice President

EXHIBIT "A"

DESCRIPTION OF PROPERTY TO BE DRILLED

Various Project Locations In Nevada

EXHIBIT "B"

PROJECT SPECIFICATIONS

I.	LOCATION RESPONSIBILITY
Preparation of access roads and drill sites by Company
Maintenance of access roads and drill sites by Company

II.	REVERSE CIRCULATION DRILLING

One or more vertical or angle holes of varying depths, not to exceed 1200 feet maximum, commencing no later than January 3, 2007 .

Diameter of holes, cores and casing through objective interval:

Depth	Hole Size	Casing Size
0'-1500'	5”	As needed

Depths are an estimate. Hole size, core size and casing size must be adhered to unless authorized by COMPANY.

Hole angle or straight hole requirements:	Vertical and angle

Work Schedule:

(a)	Shifts per day	1
(b)	Work days per week 10 days on/4 days off
(c)	Hours per shift 12 with a minimum (3) man crew per shift, per drill.
Materials, equipment and services to be provided by CONTRACTOR:
All labor, equipment, tools, material, supplies and services necessary and proper to

the drilling and other contract services specified, with the following being particularly                 itemized:

A.    Cyclone sample splitter with ability to substantially remove excess water from samples without significant loss of suspended fines

B.     Contractor will plug all holes to surface with bentonite and cement plug prior to abandonment as per Nevada State Regulations.

C.

Contractor will split, bag and mark samples of approximately 5 pounds at 5 foot intervals and provide on-site geologist with washed, approximately 50 gram split as directed by an authorized company representative, or as instructed by the Company’s field representative.

CONTRACTOR’S MSHA identification number:	______

EXHIBIT "C"

SCHEDULE OF RATES

See attached “Drilling Proposal”

DRILLING PROPOSAL

DATED:	January 1, 2007

BETWEEN:	DRIFT EXPLORATION DRILLING, INC.

herein called the Contractor

- and -

Golden Odyssey Exploration Inc., Bravo Alaska, Inc., Rio Fortuna Exploration (US) Inc., and Piedmont Mining Company, Inc.

herein called the Operator

1.	COMPENSATION TO BE PAID CONTRACTOR:

(a)	FOOTAGE BASIS

For work performed on a footage drilling basis.
FROM	TO	FOOTAGE RATE
0	300	$11.75/foot
300	600	$12.75/foot
600	TD	HOURLY RATE

Such linear measure shall be determined by steel line measurement and measurement shall be from the top rotary drive bushing to total depth drilled, less footage drilling while work is performed on a daywork basis. IF PENETRATION RATE FALLS BELOW 20 FEET PER. HOUR DUE TO GROUND CONDITIONS OR EXCESSIVE WATER THEN HOURLY RATE WILL APPLY.

IF THE PRICE PER GALLON OF FUEL EXCEEDS $2.25 A 5% FUEL SURCHARGE WILL BE APPLIED TO ALL FOOTAGE AND HOURLY ACTIVITIES INCLUDING LOCATION MOVES AND WATER HAULS. THE 5% FUEL SURCHARGE WILL NOT BE APPLIED TO MOBILIZATION, DEMOBILIZATION, DAILY CREW SUBSISTENCE OR STANDBY TIME.

(b)	DAYWORK BASIS

(1) For all work performed with a full crew on a daywork basis, Contractor shall be paid a rate for each hour as follows:

FROM	TO	HOURLY RATE
0	TD	$325.00

Rate will be applied for following operations:

Drilling, Reaming, Testing, Cementing and Hole plugging or any other Drilling Operation at Operators request.

(2) For Standby Time while waiting on orders of materials, logging, services or other items to be furnished by Operator at a Standby Rate of $200.00 per hour will apply.

(3) For standby time as a result of shutdown for force majeure a Standby Rate of $ N/A per hour will apply plus actual cost of labour plus 20% wage burden.

(c)	CREW

A full crew shall consist of 1 crew of 3 men per tour, each working 12 hours.

(d)	REPAIRS

If it becomes necessary to shut down Contractor's Rig for repairs of equipment for which Contractor is responsible hereunder while Contractor is performing work on a daywork basis excluding routine Rig Servicing, Contractor shall be allowed compensation during such repairs at applicable daywork rate commensurate with the stage of operation then in effect. The number of hours for which Contractor is to be compensated shall be limited as follows:

Total hours accumulated per month	0

Thereafter Contractor will not be compensated.

(e)	REPLACEMENT OF EQUIPMENT

The Contractor will immediately notify the Operator of any drilling conditions which might cause the loss of in-hole equipment, including, but not limited to, drill pipe, drill collars, drill bits, down-hole hammers and casing. If the Contractor fails to notify the Operator of any unusual or dangerous drilling conditions, then the Contractor will assume all costs for any lost in-hole equipment. The basis of payment to Contractor for equipment lost or damaged in the hole or for equipment lost or damaged in any other circumstance where Operator is liable or responsible for Contractor's equipment under or by reason of any provision of the Contract shall be 90 % of new replacement cost at the time of delivery, F.O.B. job site. Replacement costs for lost equipment will not be subject to 15% handling charge.

                (f)            CONSUMABLES SUPPLIED

Should Contractor purchase for Operator at Operator's request any materials, supplies, services or equipment including tubular goods, which Operator is obligated to furnish under the terms of this Agreement, Operator agrees to pay Contractor within 30 days of receipt of Contractor's invoice the actual cost of such materials, supplies or equipment plus 15 % handling charge.

g)	ACCOUNTS

All invoices shall be paid within 15 days of the invoice date. Any sum or sums not paid within 30 days after the invoice date shall bear interest at the rate of 2.5% per month from that date until paid.

2.	EQUIPMENT, MATERIALS AND SERVICES TO BE PAID BY DESIGNATED PARTY

The machinery, equipment, tools, materials, supplies, instruments, servicing and labour as following numbered items include any transportation required for such items otherwise specified and shall be provided at the location and at the expense of the party hereto as designated.

CONTRACTOR - C	OPERATOR - O

1.	Provision for and maintenance of adequate
roadway to location, rights of way including, road
tolls, highway crossings, cattle guards and gates.	O

2.	Clearing and grading of drill sites adequate for
track mounted equipment.	O

3.	. Splitters.	C

4.	(a) Transportation of rig and associated equipment.

l. Mobilization:
Trucking Co. Invoice plus 20%	O

2. Demobilization:
Trucking Co. Invoice plus 20%	O

3. Location Moves
By Hour $ 225.00	O

   (b) Transportation of Personnel:

1. Daily travel time to drill site: $85per day	O

4.	Towing services to include truck charges for rig
or additional equipment	O

5.	Special moving equipment for rig supplies or
personnel if road becomes impassible by normal
transportation means of vehicles.	O

6.	Pits and disposal of drilling fluids.	O

7.	Fuel:	Rig	C

Trucks	C

Heaters Propane	C

Diesel	C

8.	Lubricants: Equipment	C

Drill String	C

9.	Water Costs	O

10.	Water Storage at Location & Hauling $ 150.00 .	O
per day on site
11.	Bits	C
Tricones	O

12.	Core Barrel, Handling Tools and Accessories	N/A

13.	Casing and Casing Shoes
-Surface Hole	Size

IF REQUIRED	______	O

14.	Casing Tools (as per program)	C

15.	Cement and hole plug	O

16.	Electrical logging and other wire line formation
survey services	N/A

17.	Inspection Services for Drill String	C

18.	Special strings of Drill Pipe, Drill Collars and
Handling Tools	N/A

19.	Crew Subsistence expense $65.00 per man per day.	O

20.	Portable Heater and Winterization:

Chargeable at $_______ per day.

21.	Mud conditioners/additives and chemicals used
in drilling the holes	O

22.	Third party expenses provided by Contractor's at
Operator's request will be invoiced at cost plus 15%
handling	O

23.	Pen Drilling Recorder	N/A

24.	Fishing Tools and Services
- While on Footage	C

- While on Daywork	O

25.	Normal storage for mud and chemicals	C

26.	Welding Services - Casing Shoe	C

       27. Additional equipment and services:

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Note: All Attached figures are in U.S. Dollars

OPERATOR(S):	CONTRACTOR:

GOLDEN ODYSSEY EXPLORATION INC.	DRIFT EXPLORATION DRILLING INC
121 Woodland Avenue, Suite 130	PMB 39, 1346 IDAHO STREET
RENO NV 89523	ELKO, NEVADA 89801

RIO FORTUNA EXPLORATION (US) INC.
4790 Caughlin Pkwy., #207
Reno, NV 89509

BRAVO ALASKA, INC

4790 Caughlin Pkwy., #207
Reno, NV 89509

PIEDMONT MINING COMPANY, INC.

5320 Cross Creek Lane

Reno, NV 89511

Signature of Designated Representatives:

Golden Odyssey Exploration Inc.	Drift Exploration Drilling

________________________	______________________
David R. Shaddrick, President	Donald T. Patterson, President

Bravo Alaska, Inc.

________________________

Joseph A. Kizis, Jr., President

Rio Fortuna Exploration (US) Inc.

________________________

Joseph A. Kizis, Jr., President

Piedmont Mining Company, Inc.

________________________

Lewis B. Gustafson, Vice President